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Attention: Managed Futures, 7th Floor
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                             MORGAN STANLEY
                             SPECTRUM SERIES




        August 2002
        Monthly Report







This Monthly Report supplements the Spectrum Funds' Prospectus dated April 30, 2002.





                                                      Issued: September 30, 2002




[Morgan Stanley Logo]

 MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the annualized return since inception for each Fund. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

                                  1991    1992   1993   1994    1995   1996   1997   1998    1999   2000   2001    2002
FUND                                %       %      %      %       %      %      %      %       %      %      %       %
-------------------------------------------------------------------------------------------------------------------------
Spectrum Commodity .............   --      --     --     --      --     --     --   (34.3)   15.8    3.2  (25.6)    7.0
                                                                                                                 (8 mos.)
-------------------------------------------------------------------------------------------------------------------------
Spectrum Currency ..............   --      --     --     --      --     --     --     --      --    11.7   11.1     1.6
                                                                                                  (6 mos.)       (8 mos.)
-------------------------------------------------------------------------------------------------------------------------
Spectrum Global Balanced .......   --      --     --    (1.7)   22.8   (3.6)  18.2   16.4     0.7    0.9   (0.3)   (3.5)
                                                      (2 mos.)                                                   (8 mos.)
-------------------------------------------------------------------------------------------------------------------------
Spectrum Select ................  31.2   (14.4)  41.6   (5.1)   23.6    5.3    6.2   14.2    (7.6)   7.1    1.7    16.0
                                (5 mos.)                                                                         (8 mos.)
-------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic .............   --      --     --     0.1    10.5   (3.5)   0.4    7.8    37.2  (33.1)  (0.6)   16.0
                                                      (2 mos.)                                                   (8 mos.)
-------------------------------------------------------------------------------------------------------------------------
Spectrum Technical .............   --      --     --    (2.2)   17.6   18.3    7.5   10.2    (7.5)   7.8   (7.2)   23.9
                                                      (2 mos.)                                                   (8 mos.)
-------------------------------------------------------------------------------------------------------------------------


INCEPTION-
 TO-DATE    ANNUALIZED
 RETURN      RETURN
    %           %
---------------------
 (37.5)       (9.6)

---------------------
  26.1        11.3

---------------------
  56.4         5.9

---------------------
 177.9         9.7

---------------------
  22.4         2.6

---------------------
  85.0         8.2

---------------------


--------------------------------------------------------------------------------
DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------

c/o Managed Futures Department
825 Third Avenue, 8th Floor
New York, NY 10022
Telephone (201) 209-8400

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
AUGUST 2002

Dear Limited Partner:

   The Net Asset Value per Unit for each of the six Morgan Stanley Spectrum Funds as of August 31, 2002 was as follows:

FUND                              N.A.V.      % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Commodity               $ 6.25                 2.88%
--------------------------------------------------------------------------------
Spectrum Currency                $12.61                -4.70%
--------------------------------------------------------------------------------
Spectrum Global Balanced         $15.64                 1.01%
--------------------------------------------------------------------------------
Spectrum Select                  $27.79                 3.42%
--------------------------------------------------------------------------------
Spectrum Strategic               $12.24                 2.21%
--------------------------------------------------------------------------------
Spectrum Technical               $18.50                 4.43%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   Limited Partners should be aware that the aforementioned Net Asset Value per Unit reflects the final distribution of each Fund's entitlement with regard to the Sumitomo Copper class action litigation. As of August 31, 2002, Morgan Stanley Spectrum Global Balanced L.P., Morgan Stanley Spectrum Select L.P., Morgan Stanley Spectrum Strategic L.P., and Morgan Stanley Spectrum Technical L.P. received a settlement award of $233,074, $4,636,156, $17,556 and $306,400
(which amounts to $0.07, $0.43, $0.00 and $0.02 per Unit), respectively for their claims in this suit.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation c/o Managed Futures Department, 825 Third Avenue, 8th Floor, New York, NY 10022 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.
Sincerely,


/s/ Robert E. Murray
-----------------------------
Robert E. Murray
Chairman
Demeter Management Corporation
General Partner



                                       [This page intentionally left blank]

--------------------------------------------------------------------------------
SPECTRUM COMMODITY
--------------------------------------------------------------------------------

      [DATA BELOW ARE REPRESENTED AS A BAR CHART IN THE ORIGINAL DOCUMENT]

                        Month ended            YTD ended
                      August 31, 2002        August 31, 2002
                      ---------------        ---------------
ENERGIES                    2.17                  4.51
METALS                     -0.02                 -0.62
AGRICULTURALS               1.21                  7.01

    Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the energy futures markets, gains were recorded from long positions in crude oil futures and its related products as prices trended higher on fears of U.S.-led military action against Iraq. Additional gains were recorded from long positions in natural gas futures as prices increased on supply and demand concerns.

> In the agricultural futures markets, gains were recorded from long positions in cocoa futures as prices increased on speculative buying prompted by supply concerns. Additional gains were recorded from long positions in wheat and corn futures as prices trended higher on weather related concerns throughout the U.S. midwest.



--------------------------------------------------------------------------------
SPECTRUM CURRENCY
--------------------------------------------------------------------------------

      [DATA BELOW ARE REPRESENTED AS A BAR CHART IN THE ORIGINAL DOCUMENT]

                            Month ended            YTD ended
                          August 31, 2002        August 31, 2002
                          ---------------        ---------------
AUSTRALIAN DOLLAR              -0.66                   3.26
BRITISH POUND                  -1.19                  -5.59
EURO                           -0.16                   7.4
JAPANESE YEN                   -0.69                  -3.3
SWISS FRANC                    -0.04                   3.47
MINOR CURRENCIES               -1.51                   3.62

    Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Greek drachma, Singapore dollar, Mexican peso, New Zealand dollar and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses were recorded from long positions in the British pound, South African rand, Japanese yen, and Thai baht as the value of these currencies reversed lower relative to the U.S. dollar due to a temporary rebound in U.S. equity prices.

> Short positions in the Australian dollar and New Zealand dollar also resulted in losses as the value of these currencies reversed higher versus the U.S. dollar amid higher gold prices.

--------------------------------------------------------------------------------
SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

      [DATA BELOW ARE REPRESENTED AS A BAR CHART IN THE ORIGINAL DOCUMENT]

                          Month ended             YTD ended
                        August 31, 2002        August 31, 2002
                        ---------------        ---------------
CURRENCIES                   -0.56                   0.36
INTEREST RATES                2.18                   7.32
STOCK INDICES                -0.62                  -7.78
ENERGIES                      0.02                  -0.07
METALS                       -0.07                  -0.15
AGRICULTURALS                -0.06                  -0.73

    Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global interest rate futures markets, profits were recorded from long positions in U.S., Japanese, and European interest rate futures as prices trended higher amid uncertainty regarding the global economy and lack of direction in the equity markets.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the global stock index futures markets, losses were recorded from short positions in S&P 500 Index futures as prices moved higher on improved market sentiment, short-covering, and bargain hunting by investors. Additional losses were recorded from long positions in Japanese stock index futures as prices moved lower amid continued pessimism regarding a Japanese economic recovery.

> In the currency markets, long Swiss franc/Japanese yen crossrate positions resulted in losses as the value of the Japanese yen increased versus the Swiss franc early in the month.


--------------------------------------------------------------------------------
SPECTRUM SELECT
--------------------------------------------------------------------------------

      [DATA BELOW ARE REPRESENTED AS A BAR CHART IN THE ORIGINAL DOCUMENT]

                          Month ended            YTD ended
                        August 31, 2002        August 31, 2002
                        ---------------        ---------------
CURRENCIES                   -1.63                  7.89
INTEREST RATES                3.15                  7.79
STOCK INDICES                -0.09                  1.42
ENERGIES                      0.61                  1.28
METALS                        0.04                 -0.53
AGRICULTURALS                 0.44                  1.57

    Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global interest rate futures markets, profits were recorded from long positions in U.S., Japanese, and European interest rate futures as prices trended higher amid uncertainty regarding the global economy and lack of direction in the equity markets.

> In the energy futures markets, gains were recorded from long positions in crude oil futures and its related products as prices trended higher on fears of U.S.-led military action against Iraq.

> In the agricultural futures markets, gains were recorded from long positions in wheat and corn futures as prices trended higher weather related concerns throughout the U.S. midwest.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the currency markets, losses were recorded from long positions in most major currencies as the value of these currencies reversed lower relative to the U.S. dollar due to a temporary rebound in U.S. equity prices.

--------------------------------------------------------------------------------
SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

      [DATA BELOW ARE REPRESENTED AS A BAR CHART IN THE ORIGINAL DOCUMENT]

                           Month ended            YTD ended
                        August 31, 2002        August 31, 2002
                        ---------------        ---------------
CURRENCIES                   -0.62                   3.65
INTEREST RATES                2.12                   1.91
STOCK INDICES                -0.05                  -2.24
ENERGIES                     -0.12                   0.78
METALS                        0.56                  -2.09
AGRICULTURALS                 1.91                  20.29

    Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global interest rate futures markets, profits were recorded from long positions in Japanese, U.S, and German interest rate futures as prices trended higher amid uncertainty regarding global economy and lack of direction in the equity markets.

> In the agricultural futures markets, gains were recorded from long positions in cocoa futures as prices increased on speculative buying prompted by supply concerns. Additional gains were recorded from long positions in wheat and corn futures as prices trended higher on weather related concerns throughout the U.S. midwest.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the currency markets, losses were recorded from long positions in most major currencies as the value of these currencies reversed lower relative to the U.S. dollar due to a temporary rebound in U.S. equity prices.


--------------------------------------------------------------------------------
SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

      [DATA BELOW ARE REPRESENTED AS A BAR CHART IN THE ORIGINAL DOCUMENT]

                          Month ended             YTD ended
                        August 31, 2002        August 31, 2002
                        ---------------        ---------------
CURRENCIES                   -1.43                  11.75
INTEREST RATES                5.54                  12.79
STOCK INDICES                 0.28                   3.76
ENERGIES                      0.52                   1.23
METALS                       -0.11                  -1.54
AGRICULTURALS                 0.41                   0.7

    Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the global interest rate futures markets, profits were recorded from long positions in Japanese, U.S., and European interest rate futures as prices trended higher amid uncertainty regarding the global economy and lack of direction in the equity markets.

> In the energy futures markets, gains were recorded from long positions in crude oil futures and its related products as prices trended higher on fears of U.S.-led military action against Iraq.

> In the agricultural futures markets, gains were recorded from long positions in wheat and corn futures as prices trended higher on weather related concerns throughout the U.S. midwest.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the currency markets, losses were recorded from long positions in most major currencies as the value of these currencies reversed lower relative to the U.S. dollar due to a temporary rebound in U.S. equity prices.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED AUGUST 31, 2002 (UNAUDITED)

                                              MORGAN STANLEY                 MORGAN STANLEY                  MORGAN STANLEY
                                            SPECTRUM COMMODITY              SPECTRUM CURRENCY           SPECTRUM GLOBAL BALANCED
                                       ---------------------------    -----------------------------   ----------------------------
                                                    PERCENTAGE OF                    PERCENTAGE OF                 PERCENTAGE OF
                                                   AUGUST 1, 2002                   AUGUST 1, 2002                 AUGUST 1, 2002
                                                      BEGINNING                        BEGINNING                      BEGINNING
                                         AMOUNT    NET ASSET VALUE       AMOUNT     NET ASSET VALUE     AMOUNT     NET ASSET VALUE
                                       ---------   ---------------    -----------   ---------------   -----------  ---------------
                                           $             %                 $              %               $               %
REVENUES
Trading profit (loss):
   Realized                             676,051           5.17             --              --          2,536,815         4.64
   Net change in unrealized            (237,808)         (1.82)       (3,305,101)        (4.26)       (2,034,502)       (3.72)
   Proceeds from litigation settlement     --             --               --              --            233,074          .43
                                       --------         ------        ----------        ------        ----------        -----
     Total Trading Results              438,243           3.35        (3,305,101)        (4.26)          735,387         1.35
Interest income (Note 2)                 15,419            .12            83,220           .11            80,070          .15
                                       --------         ------        ----------        ------        ----------        -----
     Total Revenues                     453,662           3.47        (3,221,881)        (4.15)          815,457         1.50
                                       --------         ------        ----------        ------        ----------        -----
EXPENSES
Brokerage fees (Note 2)                  50,095            .38           297,351           .38           209,380          .38
Management fees (Note 2 & 3)             27,226            .21           129,282           .17            56,898          .11
                                       --------         ------        ----------        ------        ----------        -----

     Total Expenses                      77,321            .59           426,633           .55           266,278          .49
                                       --------         ------        ----------        ------        ----------        -----
NET INCOME (LOSS)                       376,341           2.88        (3,648,514)        (4.70)          549,179         1.01
                                       ========         ======        ==========        ======        ==========        =====


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED AUGUST 31, 2002 (UNAUDITED)

                              MORGAN STANLEY                        MORGAN STANLEY                          MORGAN STANLEY
                            SPECTRUM COMMODITY                     SPECTRUM CURRENCY                   SPECTRUM GLOBAL BALANCED
                     ----------------------------------   -----------------------------------   ------------------------------------
                                                   PER                                  PER                                     PER
                         UNITS         AMOUNT      UNIT       UNITS         AMOUNT      UNIT         UNITS          AMOUNT      UNIT
                     -------------   ----------   -----   -------------   ----------   ------   --------------    ----------   -----
                                         $          $                         $          $                            $          $
Net Asset Value,
  August 1, 2002     2,150,893.837   13,068,370    6.08   5,861,382.196   77,569,756    13.23    3,526,867.171    54,621,405   15.49
Net Income (Loss)           --          376,341     .17          --       (3,648,514)    (.62)          --           549,179     .15
Redemptions            (43,095.058)    (269,344)   6.25     (35,273.342)    (444,797)   12.61      (51,489.851)     (805,301)  15.64
Subscriptions           26,281.920      164,262    6.25     402,202.620    5,071,775    12.61       48,878.328       764,457   15.64
                     -------------   ----------           -------------   ----------            --------------    ----------

Net Asset Value,
  August 31, 2002    2,134,080.699   13,339,629    6.25   6,228,311.474   78,548,220    12.61    3,524,255.648    55,129,740   15.64
                     =============   ==========           =============   ==========             =============    ==========



The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED AUGUST 31, 2002 (UNAUDITED)

                                                MORGAN STANLEY                 MORGAN STANLEY                  MORGAN STANLEY
                                               SPECTRUM SELECT               SPECTRUM STRATEGIC               SPECTRUM TECHNICAL
                                        ----------------------------    -----------------------------   ----------------------------
                                                      PERCENTAGE OF                    PERCENTAGE OF                 PERCENTAGE OF
                                                     AUGUST 1, 2002                   AUGUST 1, 2002                 AUGUST 1, 2002
                                                        BEGINNING                        BEGINNING                      BEGINNING
                                          AMOUNT     NET ASSET VALUE       AMOUNT     NET ASSET VALUE     AMOUNT     NET ASSET VALUE
                                        ----------   ---------------    -----------   ---------------   -----------  ---------------
                                             $             %                 $              %               $               %
REVENUES
Trading profit (loss):
   Realized                              19,321,243         6.74         2,557,931          3.38        14,361,761         4.65
   Net change in unrealized             (12,054,292)       (4.21)         (337,525)         (.45)        1,676,429          .54
   Proceeds from litigation settlement    4,636,156         1.62            17,556           .02           306,400          .10
                                        -----------       ------        ----------        ------        ----------        -----
     Total Trading Results               11,903,107         4.15         2,237,962          2.95        16,344,590         5.29
Interest income (Note 2)                    330,836          .12            88,047           .12           357,068          .12
                                        -----------       ------        ----------        ------        ----------        -----
     Total Revenues                      12,233,943         4.27         2,326,009          3.07        16,701,658         5.41
                                        -----------       ------        ----------        ------        ----------        -----
EXPENSES
Brokerage fees (Note 2)                   1,730,708          .60           457,053           .60         1,867,461          .60
Management fees (Note 2 & 3)                716,154          .25           189,126           .24           651,370          .22
Incentive fees (Note 3)                       --             --             11,598           .02           496,657          .16
                                        -----------       ------        ----------        ------        ----------        -----


     Total Expenses                       2,446,862          .85           657,777           .86         3,015,488          .98
                                        -----------       ------        ----------        ------        ----------        -----
NET INCOME                                9,787,081         3.42         1,668,232          2.21        13,686,170         4.43
                                        ===========       ======        ==========        ======        ==========        =====

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED AUGUST 31, 2002 (UNAUDITED)

                              MORGAN STANLEY                        MORGAN STANLEY                          MORGAN STANLEY
                              SPECTRUM SELECT                     SPECTRUM STRATEGIC                      SPECTRUM TECHNICAL
                    -----------------------------------   -----------------------------------   ------------------------------------
                                                   PER                                  PER                                     PER
                         UNITS         AMOUNT      UNIT       UNITS         AMOUNT      UNIT         UNITS          AMOUNT      UNIT
                    --------------   ----------   -----   -------------   ----------   ------   --------------    ----------   -----
                                         $          $                         $          $                            $          $
Net Asset Value,
  August 1, 2002    10,661,599.307  286,461,794   26.87   6,318,831.544   75,650,178    11.97   17,447,925.775   309,097,052   17.72
Net Income                 --         9,787,081     .92          --        1,668,232      .27           --        13,686,170     .78
Redemptions           (100,208.015)  (2,784,781)  27.79     (52,563.669)    (643,379)   12.24     (198,241.412)   (3,667,466)  18.50
Subscriptions          241,798.177    6,719,571   27.79     111,938.800    1,370,131    12.24      322,258.821     5,961,789   18.50
                    --------------  -----------           -------------   ----------            --------------   -----------

Net Asset Value,
  August 31, 2002   10,803,189.469  300,183,665   27.79   6,378,206.675   78,045,162    12.24   17,571,943.184   325,077,545   18.50
                    ==============  ===========           =============   ==========            ==============   ===========



The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Commodity L.P. ("Spectrum Commodity"), Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts and forward contracts on physical commodities and other commodity interests, including, but not limited to foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

   The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker for the Partnerships is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers for the Partnerships are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Morgan Stanley Commodities Management, Inc. ("MSCM") is the trading advisor to Spectrum Commodity. Demeter, Morgan Stanley DW, MS & Co., MSIL and MSCM are wholly-owned subsidiaries of Morgan Stanley.

   Effective June 20, 2002, Morgan Stanley Dean Witter & Co. changed its name to Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.


MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profits (losses) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW pays each Partnership interest income on 80% of the month's average daily "Net Assets" (as defined in the limited partnership agreements) for the month in the case of Spectrum Commodity, Spectrum Currency, Spectrum Select, Spectrum Strategic and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies due the Partnerships on futures interests, but not actually received.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Commodity, Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by each Partnership.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of the month. No selling commissions or charges related to the continuing offering of Units will be paid by the Limited Partners or the Partnership. Morgan Stanley DW will pay all such costs.

REDEMPTIONS. Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person becomes a Limited Partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge.

   The foregoing redemption charges are paid to Morgan Stanley DW.

   All redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a Limited Partner is redeeming his entire interest in a Partnership.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreement) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Commodity will terminate on December 31, 2027, Spectrum Currency, Spectrum Global Balanced,


MORGAN STANLEY SPECTRUM SERIES
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NOTES TO FINANCIAL STATEMENTS
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(CONTINUED)

Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025 regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

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2. RELATED PARTY TRANSACTIONS
The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Commodity pays management fees and incentive fees (if applicable) to MSCM. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

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3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Commodity L.P.
  Morgan Stanley Commodities Management Inc.

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  RXR, Inc.

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc.
  Northfield Trading L.P.
  Rabar Market Research, Inc.
  Sunrise Capital Management, Inc.

Morgan Stanley Spectrum Strategic L.P.
  Allied Irish Capital Management, Ltd.
  Blenheim Capital Management, L.L.C.
  Eclipse Capital Management, Inc.

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.

MORGAN STANLEY SPECTRUM SERIES
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NOTES TO FINANCIAL STATEMENTS
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(CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Commodity is accrued at a rate of 5/24 of 1% of Net Assets on the first day of each month (a 2.5% annual rate).

   The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% of Net Assets on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% of Net Assets on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% of Net Assets on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% of Net Assets on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% of Net Assets allocated to JWH on the first day of each month, 1/12 of 3% of Net Assets allocated to Campbell on the first day of each month and effective May 1, 2002, 1/12 of 3%, (reduced from 1/12 of 4% charged in previous months), of Net Assets allocated to Chesapeake on the first day of each month (annual rates of 2%, 3% and 3% respectively).

INCENTIVE FEE. Spectrum Commodity pays an annual incentive fee equal to 17.5% of Partnership's trading profits, as determined from the end of the last period in which an incentive fee was earned.

   Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each month.

   Spectrum Global Balanced, Spectrum Select and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell and JWH as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net


MORGAN STANLEY SPECTRUM SERIES
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NOTES TO FINANCIAL STATEMENTS
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(CONCLUDED)

Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits for the Partnerships represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships, when trading losses are incurred, no incentive fees will be paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.